Exhibit 16.1

April 11, 2011

SECURITIES AND EXCHANGE COMMISSION

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: New Peoples Bankshares, Inc.

File No. 000-33411

We have read the statements made by New Peoples Bankshares, Inc. (copy attached), which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, dated April 11, 2011, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/S/ BROWN, EDWARDS & COMPANY, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS